As filed with the Securities and Exchange Commission on April 20, 2010
Registration No. 333-______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ENERGY FOCUS, INC.
(Exact name of registrant as specified in its charter)

Delaware	94-3021850
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
32000 Aurora Road
Solon, Ohio 44139
440.715.1300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Joseph G. Kaveski
Chief Executive Officer
Energy Focus, Inc.
32000 Aurora Road
Solon, Ohio 44139
440.715.1300
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Gerald W. Cowden, Esq.
Thomas J. Talcott, Esq.
Cowden & Humphrey Co. LPA
4600 Euclid Avenue, Suite 400
Cleveland, Ohio 44103-3785
216.241.2880
Approximate date of proposed sale to the public: From time to time or at one time after the effective date of this Registration Statement.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (“Securities Act”), other than securities offered only in connection with dividend or reinvestment plans, check the following box. ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller Reporting Company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities to be	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Registered	Registered(1)	Share(2)	Price	Registration Fee
Common Stock, $0.0001 par value per share	4,470,000	$1.19	$5,319,300.00	$379.27

(1)	The shares being registered include 4,470,000 shares issuable to Lincoln Park Capital Fund, LLC (“LPC”) and such indeterminate number of additional shares of common stock issuable for no additional consideration by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of our common stock. In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(2)	Estimated solely for the purpose of computing the registration fee in accordance with Rules 457(c) of the Securities Act based on the closing price of the shares of common stock of the Registrant reported on the NASDAQ Global Market on April 16, 2010.
The Registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on a date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED APRIL __, 2010
     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.
PROSPECTUS
ENERGY FOCUS, INC.
4,470,000 Shares of Common Stock
     This prospectus relates to the sale of up to 4,470,000 shares of our common stock by Lincoln Park Capital Fund, LLC (“LPC”), Chicago, Illinois. LPC is sometimes referred to in this prospectus as the selling shareholder. The prices at which LPC may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive proceeds from the sale of our shares by LPC.
     Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and quoted on the NASDAQ Global Market under the symbol “EFOI.” On April 16, 2010, the last reported sale price for our common stock as reported on the NASDAQ Global Market was $1.19 per share. We have applied to have the shares of common stock offered pursuant to this prospectus approved for listing on the NASDAQ Global Market.

     Investing in our common stock involves certain risks. See “Risk Factors” beginning on page 3 for a discussion of these risks.

     The selling shareholder is an “underwriter” within the meaning of the Securities Act of 1933, as amended.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April [__], 2010.

PROSPECTUS SUMMARY
          This prospectus provides you with a general description of the common stock being offered. You should read this prospectus, including all documents incorporated herein by reference, together with additional information described under the heading “Where You Can Find More Information.”
          The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities being offered under this prospectus. You should read the registration statement and the accompanying exhibits for further information. The registration statement and exhibits can be read and are available to the public over the Internet at the SEC’s website at http://www.sec.gov as described under the heading “Where You Can Find More Information.”
Business
          We are a Delaware corporation. Our principal executive offices are located at 32000 Aurora Road, Solon, Ohio 44139. Our telephone number is 440.715.1300. The address of our website is www.efoi.com. Information on our website is not part of this prospectus.
          We design, develop, manufacture, and market energy-efficient lighting products, and we are a leading provider of turnkey energy-efficient lighting solutions in the governmental and public sector market, general commercial market, and the pool market. Our lighting technology offers significant energy savings, heat dissipation and maintenance cost benefits over conventional lighting for multiple applications.
          During 2009 and early 2010, we completed the initial phase of our new business strategy to provide turnkey solutions, which use, but are not limited to, our patented and proprietary technology. Our solutions include light-emitting diode, ceramic metal halide, fiber optic, high-intensity discharge, and other high energy-efficient lighting technologies. Typical savings related to our technology approximates 80% in electricity costs, while providing full-spectrum light closely simulating daylight colors. Our strategy also incorporates continued investment into the research of new and emerging energy sources including, but not limited to, solar energy.
          Our long-term strategy is to penetrate the $100 billion existing building lighting market by providing turnkey lighting solutions. We will continue to focus on markets where the benefits of our lighting solutions offerings, combined with our technology, are most compelling. These markets include: schools, universities, hospitals, office buildings, parking garages, supermarkets, museums, cold storage facilities, and manufacturing environments.

LPC Transaction and the Offering
          On March 17, 2010, we executed a Purchase Agreement (the “Purchase Agreement”) and a registration rights agreement with Lincoln Park Capital Fund, LLC (“LPC”), Chicago, Illinois, pursuant to which LPC has agreed to purchase 350,000 shares of our common stock, together with warrants (“Warrants”) to purchase 350,000 shares at an exercise price of $1.20 per share, for total consideration of $375,000. The Warrants have a term of five (5) years and are not exercisable until six (6) months after they are issued. LPC has also agreed to purchase up to an additional 3,650,000 shares of our common stock at our option as described below. We issued 120,000 shares of our stock to LPC as consideration for entering into the Purchase Agreement, which shares are not included in this offering.
          Pursuant to the registration rights agreement, we have filed a registration statement that includes this prospectus with the Securities and Exchange Commission (the “SEC”). The prospectus covers the 4,000,000 shares that may be sold to LPC under the Purchase Agreement, an additional 120,000 shares that we will issue pro rata as LPC purchases up to the 4,000,000 shares, as directed by us, and 350,000 shares that may be issued upon exercise of the Warrants, which Warrants are not exercisable until six (6) months from the date of issuance. We do not have the right to commence any sales of our shares to LPC until the SEC has declared effective the registration statement of which this prospectus is a part.
          Immediately after the SEC has declared effective the registration statement, LPC will purchase and we will issue 350,000 shares of common stock (together with 10,500 pro rata commitment shares in connection with such purchase) and the Warrants to purchase 350,000 shares of common stock, for total consideration of $375,000.
          Thereafter, over approximately 25 months, we have the right to direct LPC to purchase up to 20,000 shares of our common stock as often as every five (5) business days. We can suspend purchases or accelerate the number of shares to be purchased at any time. No sales of shares may occur below $1.00 per share. The purchase prices of the shares will be based on the market prices of our shares at the time of sale as computed under the Purchase Agreement without any fixed discount. We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty, or cost upon five (5) business days notice.
          As of March 31, 2010, there were 21,370,304 shares outstanding, including 16,056,274 shares held by non-affiliates, but excluding the 4,470,000 shares offered by LPC pursuant to this prospectus, which we have not issued. We are offering 4,470,000 shares hereby, consisting of 4,000,000 shares that we may sell to LPC pursuant to the Purchase Agreement, 120,000 shares issuable pro rata as the 4,000,000 shares are purchased by LPC, and 350,000 shares issuable to LPC upon its exercise of the Warrants which Warrants are not exercisable until six (6) months from the date of issuance. If all of the 4,470,000 shares offered by LPC hereby were issued and outstanding as of the date hereof, such shares would represent 17.30% of the total common stock outstanding or 21.78% of the non-affiliates’ shares outstanding, as adjusted, as of the date hereof. The number of shares ultimately offered for sale by LPC is dependent upon the number of shares that we sell and issue to LPC under the Purchase Agreement, including shares that we issue upon exercise of the Warrants.
Securities Offered

Common stock to be offered by the selling shareholder	4,470,000 shares consisting of:

• 4,120,000 shares issuable to LPC under Purchase Agreement; and

• 350,000 shares issuable to LPC under the Warrants.

Common stock outstanding prior to this offering	21,370,304 shares

Use of Proceeds	We will receive no proceeds from the sale of shares of common stock in this offering. If we sell 4,000,000 shares of our common stock to LPC under the Purchase Agreement and LPC exercises its warrant to purchase 350,000 shares in full, however, we will receive at least $4,445,000 in proceeds from those sales. Any proceeds that we receive from sales to LPC under the Purchase Agreement will be used to fund our working capital needs and our new business strategy. See “Use of Proceeds.”
NASDAQ Global Market symbol EFOI
RISK FACTORS
          You should carefully consider the risks described below before purchasing our common stock. Our most significant risks and uncertainties are described below. They are not the only risks that we face, however. If any of the following risks actually occur, our business, financial condition, or results or operations could be materially, adversely affected, the price of our common stock could decline, and you may lose all or part of your investment therein. You should acquire shares of our common stock only if you can afford to lose your entire investment.

Risks Associated with Our Business.
We have a history of operating losses and may incur losses in the future.
          We have experienced net losses of $11,015,000 and $14,448,000 for the years ended December 31, 2009 and 2008, respectively. As of December 31, 2009, we had an accumulated deficit of $60,343,000. Although management believes that we have addressed many of the legacy issues that have historically burdened our financial performance, we still face challenges in order to reach profitability. In order for us to attain profitability and growth, we will need to successfully address these challenges, including the continuation of cost reductions throughout our organization, execution of our marketing and sales plans for our new turnkey energy-efficient lighting solutions business, continued evaluation and divestiture of non-core business product lines, and continued improvements in our supply chain performance. Although we are optimistic about reaching profitability, there is a risk that our business may not be as successful as we envision or that we will never be profitable.
          Our independent public accounting firm has added an explanatory paragraph to their audit opinion issued in connection with the financial statements in our 2009 Annual Report on Form 10-K raising substantial doubt as to our ability to continue as a going concern. This opinion stems from our historically poor operating performance, the on-going global economic crisis, and our historical inability to generate sufficient cash flow to meet obligations and sustain operations without obtaining additional external financing. Although we are optimistic about obtaining the funding necessary for us to continue as a going concern, by generating sufficient cash flow internally and/or by obtaining additional external financing, there can be no assurances that this objective will be successful. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.
We will require additional financing to sustain our operations currently and in the near future, and also may require it for the foreseeable future. Without it, we may not be able to continue operations.
          As indicated in the previous risk factor, we have a history of operating losses and a large accumulated deficit. We currently do not have sufficient internal financial resources to fund our operations. We therefore need additional funds from external sources to continue our operations.
          We are currently aggressively pursuing the following external funding sources:
•	obtain financing and/or grants available through federal, state, and/or local governmental agencies,

•	obtain financing from various financial institutions,

•	obtain financing from non-traditional investment capital organizations,

•	potential sale or divestiture of one or more operating units, and

•	obtain funding from the sale of our common stock or other equity instruments.

          Obtaining financing through the above-mentioned mechanisms contains risks, including:
•	government stimulus and/or grant money is not allocated to us despite our focus on the design, development, and manufacturing of energy-efficient lighting systems,

•	loans or other debt instruments may have terms and/or conditions, such as interest rates, restrictive covenants, and control or revocation provisions, which are not acceptable to management or our Board of Directors,

•	the current global economic crisis combined with our current financial condition may prevent us from being able to obtain any debt financing,

•	financing may not be available for parties interested in pursuing the acquisition of one or more of our operating units, and

•	additional equity financing may not be available to us in the current economic environment and could lead to further dilution of shareholder value for current shareholders of record.
          Under our Purchase Agreement with LPC, we may direct LPC to purchase up to 4,000,000 shares of our common stock over a 25-month period. However, LPC shall not have the right nor the obligation to purchase any shares of our common stock on any business day that the market price of our common stock is less than $1.00. Assuming a purchase price of $1.19 per share, which was the closing sale price of our common stock on April 16, 2010, the purchase by LPC of the full 4,000,000 shares under the Purchase Agreement, and the exercise by LPC of its warrant to purchase 350,000 shares in full at $1.20 per share, proceeds to us would be $4,760,500.
          The extent to which we rely on LPC as a source of funding will depend on a number of factors, including the prevailing market price of our common stock and the extent to which we are able to secure working capital from other external sources, such as through the sale of our products. Specifically, LPC shall not have the right nor the obligation to purchase any shares of our common stock on any business days on which the market price of our common stock is less than $1.00. If obtaining sufficient funding from LPC were to prove unavailable or prohibitively dilutive and if we are unable to sell enough of our products, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we sell all 4,000,000 shares under the Purchase Agreement to LPC, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.
Downturns in general economic conditions and construction trends could continue to materially and adversely affect our business.
          Downturns in general economic and market conditions, both nationally and internationally, could have a material adverse effect on our business. In most areas, sales of new and existing homes have slowed and there has been a continued downturn in the housing market, as well as adverse changes in employment levels, job growth, consumer confidence and interest rates, in addition to an oversupply of commercial and residential buildings for sale. In our legacy businesses, sales of our lighting products depend significantly upon the level of new building construction, which are affected by housing market trends, interest rates and the weather. Sales of our pool and spa lighting products depend substantially upon the level of new pool construction, which is also affected by housing market and construction trends. In addition, due to the seasonality of construction, sales of swimming pool and lighting products, and thus our revenue and income, have tended to be significantly lower in the first quarter of each year. Our future results of operations may experience substantial fluctuations from period to period as a consequence of these factors, and such conditions and other factors affecting capital spending may affect the timing of orders. An economic downturn coupled with a decline in our net sales could adversely affect our ability to meet our working capital requirements, support our capital requirements and growth objectives, or could otherwise adversely affect our business financial condition, and results of operations. As a result, any general or market-specific economic downturns, particularly those affecting new building construction and renovation, or that cause end-users to reduce or delay their purchases of lighting products, services, or retrofit activities, would have a material adverse effect on our business, cash flows, financial condition, and results of operations.
We have significant international sales and are subject to risks associated with operating in international markets.
          For the years ending December 31, 2009 and 2008, net sales of our products outside of the United States represented approximately 36.5% and 35.6%, respectively, of our total net sales from continuing operations. We generally provide technical expertise and limited marketing support, while our independent international distributors generally provide sales staff, local marketing, and product services. We believe our international distributors are better able to service international markets due to their understanding of local market conditions and best business practices. International business operations are subject to inherent risks, including, among others:
•	unexpected changes in regulatory requirements, tariffs and other trade barriers or restrictions,

•	longer accounts receivable payment cycles and the difficulty of enforcing contracts and collecting receivables through certain foreign legal systems,

•	difficulties in managing and staffing international operations,

•	potentially adverse tax consequences,

•	the burdens of compliance with a wide variety of foreign laws,

•	import and export license requirements and restrictions of the United States and each other country in which we operate,

•	exposure to different legal standards and reduced protection for intellectual property rights in some countries,

•	currency fluctuations and restrictions,

•	political, social and economic instability, including war and the threat of war, acts of terrorism, pandemics, boycotts, curtailment of trade or other business restrictions,

•	periodic foreign economic downturns, and

•	sales variability as a result of transacting our foreign sales in United States dollars.

If we are unable to respond effectively as new lighting technologies and market trends emerge, our competitive position and our ability to generate revenue and profits may be harmed.
          To be successful, we will need to keep pace with rapid changes in light-emitting diode (“LED”) and fiber optics lighting technology, changing customer requirements, new product introductions by competitors and evolving industry standards, any of which could render our existing products obsolete if we fail to respond in a timely manner. Development of new products incorporating advanced technology is a complex process subject to numerous uncertainties. We have previously experienced, and could in the future, experience delays in introduction of new products. If effective new sources of light other than LED and fiber optics are discovered, our current products and technologies could become less competitive or obsolete. If others develop innovative proprietary lighting technology that is superior to ours, or if we fail to accurately anticipate technology and market trends, respond on a timely basis with our own development of new products and enhancements to existing products, and achieve broad market acceptance of these products and enhancements, our competitive position may be harmed and we may not achieve sufficient growth in our net sales to attain or sustain profitability.
If we are not able to compete effectively against companies with greater resources, our prospects for future success will be jeopardized.
          The lighting industry is highly competitive. In the high performance lighting markets in which we sell our advanced lighting systems, our products compete with lighting products utilizing traditional lighting technology provided by many vendors. Additionally, in the advanced lighting markets in which we have primarily competed to date, competition has largely been fragmented among a number of small manufacturers. However, some of our competitors, particularly those that offer traditional lighting products, are larger companies with greater resources to devote to research and development, manufacturing and marketing.
          Moreover, in the general lighting market, we expect to encounter competition from an even greater number of companies. Our competitors are expected to include the large, established companies in the general lighting industry, such as General Electric, Osram Sylvania and Royal Philips Electronics. Each of these competitors has undertaken initiatives to develop LED technology. These companies have global marketing capabilities and substantially greater resources to devote to research and development and other aspects of the development, manufacture and marketing of LED lighting products than we possess. We may also face competition from traditional lighting fixture companies, such as Acuity Brands Lighting, Cooper Lighting, Hubbell Lighting, Lithonia Lighting, and Royal Philips Electronics. The relatively low barriers to entry into the lighting industry and the limited proprietary nature of many lighting products also permit new competitors to enter the industry easily.

          In each of our markets, we also anticipate the possibility that LED manufacturers, including those that currently supply us with LEDs, may seek to compete with us. Our competitors’ lighting technologies and products may be more readily accepted by customers than our products. Additionally, to the extent that competition in our markets intensifies, we may be required to reduce our prices in order to remain competitive. If we do not compete effectively, or if we reduce our prices without making commensurate reductions in our costs, our net sales and profitability, and our future prospects for success, may be harmed.
We have made strategic acquisitions in the past and intend to do so in the future, which may adversely affect our operating results, financial condition, and existing business.
          We seek to grow through strategic acquisitions in order to transition our company into a nationwide, turnkey, energy-efficient lighting systems solutions company. On December 31, 2009, we acquired Stones River Companies, LLC (“SRC”), and we anticipate making additional acquisitions in the future. The success of our acquisition strategy will depend on, among other things:
•	the availability of suitable candidates,

•	competition from other companies for the purchase of available candidates,

•	our ability to value those candidates accurately and negotiate favorable terms for those acquisitions,

•	the availability of funds to finance acquisitions,

•	the ability to establish new informational, operational and financial systems to meet the needs of our business,

•	the ability to achieve anticipated synergies, including with respect to complementary products or services, and

•	the availability of management resources to oversee the integration and operation of the acquired businesses.
          If we are not successful in integrating acquired businesses and completing acquisitions in the future, we may be required to reevaluate our acquisition strategy. We also may incur substantial expenses and devote significant management time and resources to completing these acquisitions. Furthermore, acquired businesses may fail to meet our performance expectations. If we do not achieve the anticipated benefits of an acquisition as rapidly as expected, or at all, investors or analysts may not perceive the same benefits of the acquisition as we do. If these risks materialize, our performance and stock price could be materially affected.

Our inability to successfully integrate businesses we acquire could have adverse consequences on our business.
          Acquisitions may result in greater administrative burdens and operating costs and, to the extent financed with debt, additional interest costs. We cannot assure you that we will be able to manage or integrate acquired companies or businesses successfully. The process of integrating acquired businesses, including the recent acquisition of SRC, may be disruptive to our business and may cause an interruption of or a loss of momentum in, our business as a result of the following factors, among others:
•	loss of key employees or customers,

•	possible inconsistencies in standards, controls, procedures and policies among the combined companies and the need to implement company-wide financial, accounting, information and other systems,

•	failure to maintain the quality of services that the companies have historically provided,

•	coordinating sales, distribution, and marketing functions,

•	the need to coordinate geographically diverse organizations, and

•	the diversion of management’s attention from our day-to-day business as a result of the need to deal with any disruptions and difficulties and the need to add management resources to do so.
These disruptions and difficulties, if they occur, may cause us to fail to realize the cost savings, revenue enhancements and other benefits that we may expect from such acquisitions and may cause material adverse short- and long-term effects on our operating results and financial condition.
If we are unable to obtain and adequately protect our intellectual property rights, our ability to commercialize our products could be substantially limited.
          We consider our technology and processes proprietary. If we are not able to adequately protect or enforce the proprietary aspects of our technology, competitors may utilize our proprietary technology and our business, financial condition and results of operations could be adversely affected. We protect our technology through a combination of patent, copyright, trademark and trade secret laws, employee and third-party nondisclosure agreements and similar means. Despite our efforts, other parties may attempt to disclose, obtain or use our technologies. Our competitors may also be able to independently develop products that are substantially equivalent or superior to our products or slightly modify our patents. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States. As a result, we may not be able to protect our proprietary rights adequately in the United States or abroad.
          As of December 31, 2009 and March 8, 2010, our intellectual property portfolio consisted of 68 and 69, respectively, issued United States and foreign patents, various pending United States patent applications, and various pending Patent Cooperation Treaty patent applications filed with the World Intellectual Property Organization that serves as the basis of national patent filings in countries of interest. A total of 15 applications are pending. Because our patent position involves complex legal, scientific, and factual questions, the issuance, scope, validity and enforceability of our patents cannot be predicted with certainty. Our issued patents may be invalidated or their enforceability challenged, and they may not provide us with competitive advantages against others with similar products and technology. Furthermore, others may independently develop similar products or technology or duplicate or design around any technologies that we have developed.
          We may receive notices that claim we have infringed upon the intellectual property of others. Even if these claims are not valid, they could subject us to significant costs. We have engaged in litigation and litigation may be necessary in the future to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Litigation may also be necessary to defend against claims of infringement or invalidity by others. An adverse outcome in litigation or any similar proceedings could subject us to significant liabilities to third parties, require us to license disputed rights from others or require us to cease marketing or using certain products or technologies. We may not be able to obtain any licenses on acceptable terms, if at all. We also may have to indemnify certain customers if it is determined that we have infringed upon or misappropriated another party’s intellectual property.
          Any of these results could adversely affect our business, financial condition and results of operations. In addition, the cost of addressing any intellectual property litigation claim, both in legal fees and expenses, and the diversion of management resources, regardless of whether the claim is valid, could be significant and could materially harm our business, financial condition and results of operations.
If critical components that we currently purchase from a small number of third-party suppliers become unavailable or third-party manufacturers otherwise experience delays, we may incur delays in shipment, which would damage our business.
          We depend on others to manufacture a significant portion of the component parts incorporated into our products. We purchase our component parts from third-party manufacturers that serve the advanced lighting systems market and believe that alternative sources of supply are readily available for most component parts. However, consolidation in the lighting industry could result in one or more current suppliers being acquired by a competitor, rendering us unable to continue purchasing necessary amounts of key components at competitive prices.
          In an effort to reduce manufacturing costs, we have outsourced the production of certain parts and components as well as finished goods in our product lines to a number of overseas suppliers. We expect to outsource all of the production for selected products. While we believe alternative sources for the production of these products are available, we have selected these particular manufacturers based on their ability to consistently produce these products per our specifications ensuring the best quality product at the most cost effective price. We depend on our suppliers to satisfy performance and quality specifications and to dedicate sufficient production capacity within scheduled delivery times.

Although we maintain contracts with selected suppliers, we may be vulnerable to unanticipated price increases and product shortages. Accordingly, the loss of all or one of these suppliers or delays in obtaining shipments could have a material adverse effect on our operations until such time as an alternative supplier could be found. We may be subject to various import duties applicable to materials manufactured in foreign countries and, in addition, may be affected by various other import and export restrictions, as well as other considerations or developments impacting upon international trade, including economic or political instability, shipping delays, and product quotas. These international trade factors will, under certain circumstances, have an impact both on the cost of components, which will, in turn, have an impact on the cost to us of the manufactured product, and the wholesale and retail prices of its products.
If the companies to which we outsource the manufacture of our products fail to meet our requirements for quality, quantity and timeliness, our revenue and reputation in the marketplace could be harmed.
          We outsource a significant portion of the manufacture and assembly of our products and we expect to outsource all of the production of many of our products. We currently depend on a small number of contract manufacturers to manufacture our products at plants in various locations throughout the world, primarily in the United States, Mexico, China, and Taiwan. These manufacturers supply most of the necessary raw materials and provide all necessary facilities and labor to manufacture our products. We currently do not have long-term contracts with some of these manufacturers. If these companies were to terminate their arrangements with us without adequate notice, or fail to provide the required capacity and quality on a timely basis, we would be unable to manufacture and ship our lighting products until replacement manufacturing services could be obtained. To qualify a new contract manufacturer, familiarize it with our products, quality standards and other requirements, and commence volume production is a costly and time-consuming process. If it became necessary to do so, we may not be able to establish alternative manufacturing relationships on acceptable terms.
          Our reliance on contract manufacturers involves certain additional risks, including the following:
•	lack of direct control over production capacity and delivery schedules,

•	lack of direct control over quality assurance, manufacturing yields and production costs,

•	risk of loss of inventory while in transit from China, Mexico, India, Japan, and Taiwan, and

•	risks associated with international commerce, particularly with China, Mexico, India, Japan, and Taiwan, including unexpected changes in legal and regulatory requirements, changes in tariffs and trade policies, risks associated with the protection of intellectual property and political and economic instability.
            Any interruption in our ability to manufacture and distribute products could result in delays in shipment, lost sales, reductions in revenue and damage to our reputation in the market, all of which would adversely affect our business.

We depend on independent distributors and sales representatives for a substantial portion of our net sales, and the failure to manage successfully our relationships with these third parties, or the termination of these relationships, could cause our net sales to decline and harm our business.
          We rely significantly on indirect sales channels to market and sell our products. Most of our products are sold through third-party independent distributors and sales representatives. In addition, these parties provide technical sales support to end-users. Our current agreements within these sales channels are non-exclusive with regard to lighting products in general, but exclusive with respect to LED lighting and fiber optic products. We anticipate that any such agreements we enter into in the future will be on similar terms. Furthermore, our agreements are generally short-term, and can be cancelled by these sales channels without significant financial consequence. We cannot control how these sales channels perform and cannot be certain that we or end-users will be satisfied by their performance. If these distributors and sales representatives significantly change their terms with us, or change their historical pattern of ordering products from us, there could be a significant impact on our net sales and profits.
Our products could contain defects or they may be installed or operated incorrectly, which could reduce sales of those products or result in claims against us.
          Despite product testing, defects have been found and may be found in our existing or future products. This could result in, among other things, a delay in the recognition or loss of net sales, loss of market share or failure to achieve market acceptance. These defects could cause us to incur significant warranty, support and repair costs, divert the attention of our engineering personnel from our product development efforts and harm our relationship with our customers. The occurrence of these problems could result in the delay or loss of market acceptance of our lighting products and would likely harm our business. Some of our products use line voltages (such as 120 or 240 AC), or are designed for installation in environments such as swimming pools and spas, which involve enhanced risk of electrical shock, injury or death in the event of a short circuit or other malfunction. Defects, integration issues or other performance problems in our lighting products could result in personal injury or financial or other damages to end-users or could damage market acceptance of our products. Our customers and end-users could also seek damages from us for their losses. A product liability claim brought against us, even if unsuccessful, would likely be time consuming and costly to defend.
If we are unable to attract or retain qualified personnel, our business and product development efforts could be harmed.
          To a large extent, our future success will depend on the continued contributions of certain employees, such as our current Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, President, and Chief Technical Officer. These and other key employees would be difficult to replace. Our future success will also depend on our ability to attract and retain qualified technical, sales, marketing and management personnel, for whom competition is very intense. The loss of, or failure to attract, hire, and retain, any such persons could delay product development cycles, disrupt our operations, or otherwise harm our business or results of operations. We have been successful in hiring experienced energy solutions salespeople from leading firms in the industry but if these individuals are not successful in achieving our expectations, and then planned sales may not occur and the anticipated net sales may not be realized.
A significant portion of our business is dependent upon the existence of government funding, which may not be available in the future and could result in a significant reduction in sales and could cause significant harm to our business.
          Over the last three years, approximately 40.7% of our research and development efforts have been supported directly by government funding. In 2009, approximately 70.5% of our research and development funding came from government sources and was contracted for short periods, usually one to two years. Further, a significant portion of net sales generated by SRC are derived from state government funding and supported by federal government funding. If government funding is reduced or eliminated, there is no guarantee that we would be able to continue to fund our activities in these areas at their current levels, if at all. If we are unable to maintain our access to government funding in these areas, there could be a significant impact on our net sales and profits.
We believe that certification and compliance issues are critical to adoption of our lighting systems, and failure to obtain such certification or compliance would harm our business.
          We are required to comply with certain legal requirements governing the materials in our products. Although we are not aware of any efforts to amend any existing legal requirements or implement new legal requirements in a manner with which we cannot comply, our net sales might be adversely affected if such an amendment or implementation were to occur.
          Moreover, although not legally required to do so, we strive to obtain certification for substantially all our products. In the United States, we seek, and to date have obtained, certification on substantially all of our products from Underwriters Laboratories or Intertek. Where appropriate in jurisdictions outside the United States and Europe, we seek to obtain other similar national or regional certifications for our products. Although we believe that our broad knowledge and experience with electrical codes and safety standards have facilitated certification approvals, we cannot ensure that we will be able to obtain any such certifications for our new products or that, if certification standards are amended, that we will be able to maintain such certifications for our existing products. Moreover, although we are not aware of any effort to amend any existing certification standard or implement a new certification standard in a manner that would render us unable to maintain certification for our existing products or obtain ratification for new products, our net sales might be adversely affected if such an amendment or implementation were to occur.

We must comply with regulatory requirements regarding internal control over financial reporting, corporate governance and public disclosure, which will cause us to incur significant costs and our failure to comply with these requirements could cause our stock price to decline.
          Section 404 of the Sarbanes-Oxley Act of 2002 requires that we annually evaluate and report on our systems of internal controls. These rules and regulations have increased our legal and compliance costs and made certain activities more time-consuming and costly. In the future, there may be material weaknesses in our internal controls that would be required to be reported in future Annual Reports on Form 10-K and/or Quarterly Reports on Form 10-Q. A negative reaction by the equity markets to the reporting of a material weakness could cause our stock price to decline. In addition, if we acquire a company with weak internal controls, it will take time to improve the internal controls of the acquired company to a satisfactory level of operating effectiveness. Any failure to improve an acquired company’s financial systems could result in delays or inaccuracies in reporting financial information.
We may be subject to legal claims against us or claims by us which could have a significant impact on our resulting financial performance.
          At any given time, we may be subject to litigation, the disposition of which may have an adverse affect upon our business, financial condition, or results of operation.
Risks Associated with an Investment in our Common Stock.
The market price of our common stock may be adversely affected by market volatility.
          The market price of our common stock has been and is expected to continue to be highly volatile. A number of factors may have significant impact on the market price of our stock, including announcements of technological innovations by us or other companies, regulatory matters, new or existing products or procedures, concerns about our financial position, operating results, litigation, government regulation, developments or disputes relating to agreements, patents or proprietary rights. In addition, potential dilutive effects of future sales of shares of common stock by shareholders and by the Company, including LPC pursuant to this prospectus, and subsequent sales of common stock by the holders of warrants and options, could have an adverse effect on the market price of our shares.
The sale or our common stock to LPC may cause dilution and the sale of the shares of common stock acquired by LPC could cause the price of our common stock to decline.
          In connection with entering into the LPC Purchase Agreement, we authorized the sale to LPC of up to 4,350,000 shares of our common stock and the issuance to LPC of an additional 240,000 shares. The number of shares ultimately offered for sale by LPC under this prospectus is dependent upon the number of shares purchased or acquired by LPC under the Agreement. The purchase price for the common stock to be sold and/or issued to LPC pursuant to the Agreement will fluctuate based on the price of our common stock. All 4,470,000 shares registered in this offering are expected to be freely tradable. The 120,000 shares issued to LPC upon the signing of the Agreement are not part of this offering and will not be registered. It is anticipated that 4,120,000 shares registered in this offering will be sold to LPC over a period of up to 25 months from the date of this prospectus. The Warrant for 350,000 shares issued to LPC has an exercise term of five years, but is not exercisable for six (6) months from the date of issuance. Depending upon market liquidity at the time, a sale of shares under this offering at any given time could cause the trading price of our common stock to decline. We can elect to direct purchases in our sole discretion but no sales may occur if the price of our common stock is below $1.00. Therefore, LPC may ultimately purchase all, some or none of the 4,470,000 shares of common stock not yet issued but registered in this offering, other than the 350,000 shares it shall purchase for $375,000. After it has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to LPC by us under the Agreement may result in substantial dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock under this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. However, we have the right to suspend and therefore control the timing and amount of any sales of our shares to LPC and the Agreement may be terminated by us at any time at our discretion without any cost to us.
We have not been in compliance with the continued listing requirements of the NASDAQ Global Market.
          From time to time during the last several months, we have not met the NASDAQ Global Market (“NASDAQ”) continued listing requirements that call for the maintenance of a minimum bid price of our common stock of $1.00 per share or a minimum shareholder equity of $10 million. We have received formal notices of non-compliance from NASDAQ. Although we have regained compliance with these NASDAQ continued listing requirements, there is a risk that we could again become non-compliant with these listing requirements. If our common stock bid price does not meet NASDAQ’s minimum requirement to remain on the Global Market, we will be required to either revalue existing shares of common stock or perform other necessary remedial actions. If our shareholder equity does not meet the minimum requirement, we must raise additional equity, such as through the transaction with LPC covered by this prospectus, or take other actions. If we are unable to maintain the minimum requirements for trading on the NASDAQ Global Market, trading in our common stock, if any, could then be conducted on the NASDAQ Capital Market, in the over-the-counter market or on the OTC Bulletin Board system. Movement to these markets could result in a reduction of trading liquidity.
We could issue additional common stock apart from the LPC transaction, which might dilute the book value of our common stock.
          Our Board of Directors has the authority, without action or vote of our shareholders, to issue all or a part of our authorized but unissued shares. Such stock issuances could be made at a price that reflects a discount or a premium from the then-current trading price of our common stock. In addition, in order to raise capital or acquire businesses in the future, including future lighting retrofit businesses, we may need to issue securities or promissory notes that are convertible or exchangeable for shares of our common stock. These issuances would dilute shareholders’ percentage ownership interest, which would have the effect of reducing influence on matters on which our shareholders vote, and might dilute the book value of our common stock. Shareholders may incur additional dilution if holders of stock options, whether currently outstanding or subsequently granted, exercise those options, or if warrant holders exercise warrants purchasing shares of our common stock. If an insufficient amount of authorized, but unissued, shares of common stock exists to issue in connection with a subsequent equity financing or acquisition transactions, we may be required to call a special meeting of our shareholders to authorize additional shares before undertaking, or as a condition to completing a financing or acquisition transaction.
We may need to request our shareholders to authorize additional shares of common stock in connection with subsequent equity finance or acquisition transactions.
          We are authorized to issue 30,000,000 shares of common stock, of which approximately 21,370,304 shares are issued and outstanding as of March 31, 2010. An additional 7,310,000 shares have been reserved for issuance upon exercise of stock options and warrants outstanding and under our Purchase Agreement with LPC. If we require additional shares of common stock in connection with a subsequent equity financing or acquisition transaction, we may be required to call a special meeting of our shareholders to authorize additional shares before undertaking or as a condition to completing an offering or transaction. We cannot be assured that our shareholders would authorize an increase in the number of shares of our common stock.
Shares eligible for future sale may adversely affect the market for our common stock.
          As of December 31, 2009, we had a significant number of convertible or derivative securities outstanding, including: (i) 1,721,000 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $3.63 per share, and (ii) 4,438,000 shares of common stock issuable upon exercise of our outstanding warrants at a weighted average exercise price of $2.84 per share. If or when these securities are exercised into shares of our common stock, the number of our shares of common stock outstanding will increase. Increases in our outstanding shares, and any sales of shares, could have an adverse affect on the trading activity and market price of our common stock.
          In addition, from time to time, certain of our shareholders may be eligible to sell all, or a portion of, their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act of 1933, or under effective resale prospectuses. Any substantial sale of our common stock pursuant to Rule 144 or any resale prospectus may have an adverse affect on the market price of our securities.

As a “thinly-traded” stock, large sales can place negative pressure on our common stock price.
          Our common stock, despite certain increases of trading volume from time to time, experiences periods when it could be considered “thinly-traded.” Financing or acquisition transactions resulting in a large number of newly issued shares that become immediately tradable, or other events that cause current shareholders to sell shares, could place negative pressure on the trading price of our stock. In addition, the lack of a robust secondary market may require a shareholder who desires to sell a large number of shares to sell those shares in increments over time in order to mitigate any adverse impact of the sales on the market price of our common stock.
Our executive officers, directors, and affiliates maintain the ability to substantially influence all matters submitted to shareholders for approval.
          As March 31, 2010, our executive officers, directors, and affiliates owned shares representing approximately 32.17% or our outstanding common stock. Our current executive officers, directors, and affiliates therefore have and will continue to have substantial influence over the outcome of corporate actions requiring shareholder approval, including the election of directors, a merger, consolidation, or sale of all or substantially all of our assets, or any other significant corporate transactions, as well as over our management and affairs. This concentration of ownership may delay or prevent a change of control of us at a premium price if these shareholders oppose it, even if it would benefit our other shareholders.
Provisions in our charter documents and our Rights Agreement may prevent or frustrate attempts by our shareholders to change our management and hinder efforts to acquire a controlling interest in us.
          Provisions of our corporate charter and bylaws, and of our Rights Agreement dated as of October 25, 2006 with Mellon Shareowner Services, as amended, may discourage, delay, or prevent a merger, acquisition, or other change in control that shareholders may consider favorable, including transactions in which you might otherwise receive premium for your shares. These provisions may also prevent or frustrate attempts by our shareholders to replace or remove our management. These provisions include:
•	limitation on the removal of directors;

•	advanced notice requirements for shareholder proposals and nominations;

•	the inability of shareholders to act by written consent or to call a special meeting;

•	the ability of our board of directors to designate the terms of and issue new series of preferred stock without shareholder approval; and

•	the poison pill contained in our Rights Agreement.

          Because the risk factors referred to above, as well as other risks not mentioned above, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which ones will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
          This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in our 2009 Annual Report on Form 10-K, as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur. In addition to the information expressly required to be included in this prospectus, we provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.
USE OF PROCEEDS
          This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling shareholder. We will receive no proceeds from the sale of shares of common stock in this offering. However, we may receive proceeds from the sale of up to 4,350,000 shares to LPC under the Purchase Agreement, including 350,000 shares covered by the Warrant issuable to LPC under the Agreement. Any proceeds from LPC that we receive under the Agreement will be used for working capital and general corporate purposes, including the implementation of our new business strategy.

THE TRANSACTION
          On March 17, 2010, we executed a Purchase Agreement and a registration rights agreement with LPC, pursuant to which LPC has agreed to purchase 350,000 shares of our common stock, together with warrants (“Warrant”) to purchase 350,000 shares at an exercise price of $1.20 per share, for total consideration of $375,000. The Warrants have a term of five (5) years and are not exercisable until six (6) months after they are issued. LPC has also agreed to purchase up to an additional 3,650,000 shares of our common stock at our option as described below. We issued 120,000 shares of our stock to LPC as consideration for entering into the Agreement, which shares are not included in this offering.
          Pursuant to the registration rights agreement, we have filed a registration statement that includes this prospectus with the Securities and Exchange Commission (the “SEC”). The prospectus covers the 4,000,000 shares that may be sold to LPC under the Purchase Agreement, an additional 120,000 shares that we will issue pro rata as LPC purchases up to the 4,000,000 shares, as directed by us, and 350,000 shares that may be issued upon exercise of the Warrants, which Warrants are not exercisable for six (6) months from the date of issuance, for a total of 4,470,000 shares. We do not have the right to commence any sales of our shares to LPC until the SEC has declared effective the registration statement of which this prospectus is a part.
          Immediately after the SEC has declared effective the registration statement, LPC will purchase and we will issue to LPC 350,000 shares of common stock (together with 10,500 pro rata commitment shares in connection with such purchase) and the Warrants to purchase 350,000 shares of common stock, for total consideration of $375,000.
          Thereafter, over approximately 25 months, we have the right to direct LPC to purchase up to 20,000 shares of our common stock as often as every five (5) business days. We can suspend purchases or accelerate the number of shares to be purchased at any time. No sales of shares may occur below $1.00 per share. The purchase prices of the shares will be based on the market prices of our shares at the time of sale as computed under the Purchase Agreement without any fixed discount. We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty, or cost upon five (5) business days notice. Upon entering into the Purchase Agreement with LPC, we issued 120,000 shares as a commitment fee, which shares are not part of this offering and which shares we have no obligation to register. We may issue up to an additional 120,000 shares pro rata as LPC purchases the 4,000,000 shares, as directed by us.

          As of March 31, 2010, there were 21,370,304 shares outstanding, including 16,056,274 shares held by non-affiliates, but excluding the 4,470,000 shares offered by LPC pursuant to this prospectus, which we have not issued. We are offering 4,470,000 shares hereby, consisting of 4,000,000 shares that we may sell to LPC pursuant to the Purchase Agreement, 120,000 shares issuable pro rata as the 4,000,000 shares are purchased by LPC, and 350,000 shares issuable to LPC upon its exercise of the Warrants. If all of the 4,470,000 shares offered by LPC hereby were issued and outstanding as of the date hereof, such shares would represent 17.30% of the total common stock outstanding, or 21.78% of the non-affiliates’ shares outstanding, as adjusted, as of the date hereof. The number of shares ultimately offered for sale by LPC is dependent upon the number of shares that we sell and issue to LPC under the Purchase Agreement, including shares that we issue upon exercise of the Warrants.
Purchase of Shares Under the Purchase Agreement
          After the registration statement of which this prospectus is a part is declared effective, LPC shall purchase 350,000 shares of our common stock, together with Warrants to purchase 350,000 shares, for total consideration of $375,000. Thereafter, we have the right to direct LPC to purchase up to 3,650,000 shares of our common stock, which shares will be purchased in increments of 5,000 to up to 20,000 shares as determined by us, as often as every five business (5) days, as directed by us during the 25-month term of the Purchase Agreement. Any such purchases shall be completed within five (5) business days of our direction to LPC.
          We have the right to terminate the Agreement with LPC at any time, as described below. We have the right at our discretion to suspend purchases at any time and to direct LPC to again make purchases at our discretion.
          In addition to regular purchases of 5,000 to 20,000 shares as often as every five (5) business days, purchases may be accelerated by us by directing LPC to purchase up to an additional 10,000 shares of our common stock (an “Accelerated Purchase.”). We can direct LPC to make multiple Accelerated Purchases from time to time and at our sole discretion, so long as at least two (2) business days have passed since the most recent Accelerated Purchase was completed. Any such Accelerated Purchases must be completed within five (5) business days of our direction to LPC. LPC shall also purchase up to an equivalent number of shares under any regular purchase or Accelerated Purchase within five (5) business days of any such purchase. LPC may therefore be purchasing approximately 80,000 shares every five (5) business days, depending on the number of shares we direct LPC to purchase.
Purchase Price
          The purchase price per share is equal to the lesser of:
•	the lowest sale price of our common stock on the purchase date; or

•	the average of the three (3) lowest closing sale prices of our common stock during the ten (10) consecutive business days prior to the date of a purchase by LPC.

The purchase price will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business days used to compute the purchase price.
Minimum Purchase Price
          Under the Purchase Agreement, we have set a minimum purchase price (“floor price”) of $1.00. LPC shall not have the right nor the obligation to purchase any shares of our common stock in the event that the purchase price would be less the floor price. Specifically, LPC shall not have the right or the obligation to purchase shares of our common stock on any business day that the market price of our common stock is below the floor price.
Events of Default
          Generally, LPC may terminate the Purchase Agreement without any liability or payment to the Company upon the occurrence of any of the following events of default:
•	the effectiveness of the registration statement of which this prospectus is a part lapses for any reason, including without limitation the issuance of a stop order, or is unavailable to LPC for sale of our common stock offered hereby, and such lapse or unavailability continues for a period of ten (10) consecutive business days or for more than an aggregate of thirty (30) business days in any 365-day period;

•	the suspension by our principal market of our common stock from trading for a period of three (3) consecutive business days;

•	the de-listing of our common stock from our principal market, provided our common stock is not immediately thereafter trading on the NASDAQ OTC Bulletin Board Market, the NASDAQ Capital Market, the New York Stock Exchange or the NYSE AMEX;

•	the transfer agent’s failure for five (5) business days to issue to LPC shares of our common stock which LPC is entitled to under the Purchase Agreement;

•	any material breach of the representations or warranties or covenants contained in the Purchase Agreement or any related agreements which has or which could have a material adverse effect on us, subject to a cure period of five (5) business days;

•	any participation or threatened participation in insolvency or bankruptcy proceedings by or against us; or

•	a material adverse change in our business.

Our Termination Rights
          We have the unconditional right at any time for any reason to give notice to LPC terminating the Purchase Agreement without any cost to us.
No Short-Selling or Hedging by LPC
          LPC has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.
Effect of Performance of the Purchase Agreement on Our Shareholders
          All 4,470,000 shares registered in this offering are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 25 months from the date of this prospectus, except perhaps for the 350,000 shares covered by the Warrants. The sale by LPC of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. LPC may ultimately purchase all, some or none of the 4,470,000 shares of common stock not yet issued but registered in this offering. After it has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to LPC by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to control the timing and amount of any sales of our shares to LPC and the Agreement may be terminated by us at any time at our discretion without any cost to us.
          In connection with entering into the Purchase Agreement, we authorized the sale to LPC of up to 4,000,000 shares of our common stock, exclusive of the 350,000 Warrant shares that are not exercisable for six (6) months from the date of issuance and the 240,000 commitment shares of which up to 120,000 are part of this offering. We will sell no more than 4,000,000 shares to LPC under the Purchase Agreement, exclusive of the up to 240,000 shares issuable to LPC as the commitment fee and of the 350,000 shares covered by the Warrants, all of which are included in this offering. We have the right to terminate the Agreement without any payment or liability to LPC at any time, including in the event that all 4,000,000 shares are sold to LPC under the Purchase Agreement. The number of shares ultimately offered for sale by LPC under this prospectus is dependent upon the number of shares purchased by LPC under the Agreement. The following table sets forth the amount of proceeds we would receive from LPC from the sale of shares at varying purchase prices:

		Percentage of
		Outstanding Shares	Proceeds from the
	Number of Shares to	After Giving Effect	Sale of Shares
Assumed Average	be Issued if Full	to the Issuance to	to LPC Under the
Purchase Price	Purchase	LPC(1)	Purchase Agreement
$1.00(2)	4,000,000	15.77%	$4,000,000
$1.19(3)	4,000,000	15.77%	$4,760,000
$1.25	4,000,000	15.77%	$5,000,000
$1.50	4,000,000	15.77%	$6,000,000
$1.75	4,000,000	15.77%	$7,000,000
$2.00	4,000,000	15.77%	$8,000,000
$2.25	4,000,000	15.77%	$9,000,000

(1)	The denominator is equal to the sum of (a) 21,370,304 shares, which is the number of shares outstanding as of April 16, 2010 and which includes the 120,000 shares previously issued to LPC, which shares are not a part of this offering, and (b) the number of shares set forth in the adjacent column to the left. The numerator is the number of shares issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column to the left.

(2)	Under the Purchase Agreement, the company may not sell and LPC cannot purchase any shares in the event the price of our stock is below $1.00

(3)	Closing sale price of our shares on April 16, 2010.

THE SELLING SHAREHOLDER
     The following table presents information about the selling shareholder. Neither the selling shareholder nor any of its affiliates has held a position or office, or had any other material relationship, with us.

Shares to be Sold in
the Offering
			Percentage of		Assuming the	Percentage of
	Shares		Outstanding		Company Issues the	Outstanding
	Beneficially		Shares		Maximum Number	Shares
	Owned		Beneficially		of Shares Under the	Beneficially
Selling	Before		Owned Before		Purchase	Owned After
Shareholder	Offering		Offering		Agreement	Offering
Lincoln Park Capital Fund, LLC (1)	120,000	(2)	0.56	%(1)	4,470,000	0.47	%(1)

(1)	Josh Scheinfeld and Jonathan Cope, the principals of LPC, are deemed to be beneficial owners of all of the shares of common stock owned by LPC. Messrs. Scheinfeld and Cope have shared voting and disposition power over the shares being offered under this prospectus.

(2)	120,000 shares of our common stock have been previously acquired by LPC under the Purchase Agreement, consisting of shares we issued to LPC as a commitment fee, which shares are not part of this offering.
PLAN OF DISTRIBUTION
          The common stock offered by this prospectus is being offered by Lincoln Park Capital Fund, LLC, the selling shareholder. The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:
•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents;

•	“at the market” into an existing market for the common stock;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.

          In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.
          Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling shareholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.
          LPC is an “underwriter” within the meaning of the Securities Act.
          Neither we nor LPC can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between LPC, any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling shareholder, and any other required information.
          We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify LPC and related persons against specified liabilities, including liabilities under the Securities Act.
          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
          LPC and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the Purchase Agreement.
          We have advised LPC that while it is engaged in a distribution of the shares included in this prospectus, it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

          This offering will terminate on the date that all shares offered by this prospectus have been sold by LPC.
LEGAL MATTERS
          The validity of the common stock offered in this prospectus has been passed upon for us by Cowden & Humphrey Co. LPA, 4600 Euclid Avenue, Suite 400, Cleveland, Ohio 44103-3748.
EXPERTS
          The financial statements, as of and for the years ended December 31, 2009 incorporated by reference in this prospectus and Registration Statement have been audited by Plante & Moran, PLLC, an independent registered public accounting firm, as stated in their report incorporated herein by reference, and are incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
          The financial statements and schedule as of December 31, 2008 and for the years ended December 31, 2008 and 2007, before the effects of the retrospective adjustments for the discontinued operations discussed in Note 4 and the retrospective adjustments for the change in the composition of reportable segments discussed in Note 13 (not separately incorporated by reference in this Prospectus and elsewhere in the registration statement), have been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
          This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. This prospectus does not contain all of the information included in the registration statement. For further information about us and our securities, you should refer to the registration statement and the exhibits filed with the registration statement.
          We are subject to the information requirements of the Securities Exchange Act of 1934 and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov or through our website at www.efoi.com. Information contained on our website is not considered to be a part of, nor incorporated by reference in, this prospectus. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, NE, Washington, D.C. 20549.

          You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.
INFORMATION INCORPORATED BY REFERENCE
          The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be an important part of this prospectus. Later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, any filings that we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Security Exchange Act of 1934 after the date of the initial registration statement and prior to the effectiveness of the registration statement, and any future filing we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering. The documents that we incorporate by reference are:
(a)	Our annual report on Form 10-K for our fiscal year ended December 31, 2009, SEC File No. 000-24230.

(b)	Our current reports on Form 8-K, SEC File No. 000-24230, filed with the SEC on January 5, 2010, January 7, 2010, January 28, 2012, March 3, 2010, March 19, 2010, and April 7, 2010.

(c)	A description of our Common Stock, Preferred Stock, and Series A Participating Preferred Stock Purchase Rights contained in our current report on Form 8-K, SEC File No. 000-24230, and any amendment or report filed for the purpose of updating that description filed subsequent to the date of this prospectus and prior to the termination of this offering.
          You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Energy Focus, Inc., 32000 Aurora Road, Solon, Ohio 44139; telephone number 440.715.1300.
          You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We will not make offers to sell these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other that the date on the front of those documents.

ENERGY FOCUS, INC.
4,470,000 Shares of Common Stock

PROSPECTUS

April [___], 2010

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
     The following table sets forth the costs and expenses payable by us in connection with the preparation and filing of this registration statement. All amounts are estimates subject to future contingencies except the SEC registration statement filing fee.

SEC Filing Fee	$379.27

Accounting Fees and Expenses	$10,000.00
Legal Fees and Expenses	$25,000.00
Printing and Engraving Expenses	$1,000.00
Transfer Agent and Registrar Fees	$1,000.00
Miscellaneous	$1,000.00

Total Expenses	$38,379.27
ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
General Corporation Law
     We are incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “General Corporation Law”), among other things, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.
     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.
     Section 102 of the General Corporation Law permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.
Certificate of Incorporation and Bylaws
     Article XI and Article XII of our certificate of incorporation (the “Certificate”) provides that the liability of our officers and directors shall be eliminated or limited to the fullest extent authorized or permitted by the General Corporation law. Under the General Corporation Law, the directors have a fiduciary duty to us which is not eliminated by these provisions of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available to us. These provisions also do not affect the directors’ responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.
     Article VI of our bylaws provides that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative (other than an action by us or in our right), by reason of the fact that such person is or was a director or officer of us, or is or was a director or officer of us serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonable incurred by such person in connection with such action, suit or proceeding.
     Article VI of our bylaws further provides that in the event a director or officer has to bring suit against us for indemnification and is successful, we will pay such director’s or officer’s expenses of prosecuting such claim; that indemnification provided for by the bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that we may purchase and maintain insurance on behalf of a director or officer against any liability asserted such officer or director and incurred by such officer or director in such capacity, whether or not we would have the power to indemnify such director or office against such expense or liability under the General Corporation Law.
     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under our Certificate of bylaws. We are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.
     We have entered into indemnification agreements with certain of our officers, directors and key employees.
Liability Insurance
     Our directors and officers are covered under directors’ and officers’ liability insurance policies maintained by us, insuring such persons against various liabilities.
Undertaking
     Reference is made to “Undertakings” below, for our undertakings in this registration statement with respect to indemnification of liabilities arising under the Securities Act of 1933.
ITEM 16. EXHIBITS.

Exhibit
Number	Description of Documents
4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on November 27, 2006).

4.2	Rights Agreement dated as of October 25, 2006 between the Registrant and Mellon Investor Services, LLC, as Rights Agent (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on November 27, 2006).

4.3	Amendment No. 1 to Rights Agreement between the Registrant and Mellon Investor Services, LLC, as Rights Agent, dated as of March 12, 2008 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on March 19, 2009).

Exhibit
Number	Description of Documents
4.4	Amendment No. 2 to the Rights Agreement between the Registrant and Mellon Investor Services, LLC, as Rights Agent, dated as of December 31, 2009 (incorporated by reference to Exhibit 4.7 to the Registrant’s Current Report on Form 10-K filed on March 31, 2010).

4.5	Form of Common Stock Purchase Warrant No. 2010LPCFW-01 for the purchase of 350,000 shares of common stock (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 10-K filed on March 19, 2010).

5.1	Opinion of Cowden & Humphrey Co. LPC, including the consent of the firm, regarding the legality of the securities being offered.

10.1	Purchase Agreement between the Registrant and Lincoln Park Capital Fund, LLC dated March 17, 2010 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on March 19, 2010).

10.2	Registration Rights Agreement between the Registrant and Lincoln Park Capital Fund, LLC dated March 17, 2010 (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on March 19, 2010).

23.1	Consent of Plante & Moran, PLLC, Independent Registered Public Accounting Firm.

23.2	Consent of Grant Thornton, LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Cowden & Humphrey Co. LPA (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature pages to this Registration Statement).
ITEM 17. UNDERTAKINGS
a. The undersigned registrant hereby undertakes:
     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided however, that Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i) If the registrant is relying on Rule 430B:
(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
     5. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     6. To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulation s prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.
b. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
c. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Solon, State of Ohio, on the 20th day of April, 2010.

ENERGY FOCUS, INC.
By:	/s/ Joseph G. Kaveski
Joseph G. Kaveski
Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph G. Kaveski, Nicholas G. Berchtold, and John M. Davenport, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Name	Title	Date

	Chief Executive Officer and	April 20, 2010
/s/ Joseph G. Kaveski
Joseph G. Kaveski	Director (Principal Executive Officer)

	President and Director	April 20, 2010
/s/ John M. Davenport
John M. Davenport

	Vice President Finance and	April 20, 2010
/s/ Nicholas G. Berchtold
Nicholas G. Berchtold	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Name	Title	Date

	Lead Director	April 20, 2010
/s/ Paul von Paumgartten
Paul von Paumgartten

	Director	April 20, 2010
/s/ David Anthony
David Anthony

	Director	April 20, 2010
/s/ J. James Finnerty
J. James Finnerty

	Director	April 20, 2010
/s/ Michael A. Kasper
Michael A. Kasper

	Director	April 20, 2010
/s/ David N. Ruckert
David N. Ruckert

	Director	April 20, 2010
/s/ R. Louis Schneeberger
R. Louis Schneeberger

	Director	April 20, 2010
/s/ Philip E. Wolfson
Philip E. Wolfson
Energy Focus, Inc.

Form S-3
Index to Exhibits

Exhibit
Number	Description of Documents
5.1	Opinion of Cowden & Humphrey Co. LPA, including the consent of the firm, regarding the legality of the securities being offered.

23.1	Consent of Plante & Moran, PLLC, Independent Registered Public Accounting Firm.

23.2	Consent of Grant Thornton, LLP, Independent Registered Public Accounting Firm.